Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 29, 2018	April 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017

Revenue	$136,391	$130,779	$111,579	$390,616	$329,707

Cost of goods sold	(100,794)	(97,960)	(89,862)	(294,538)	(264,835)

Gross profit	35,597	32,819	21,717	96,078	64,872

Operating Expenses:

Selling, general and administrative	(12,504)	(13,637)	(11,639)	(37,891)	(33,403)

Research and development	(2,653)	(3,817)	(4,812)	(10,574)	(12,023)

Total Operating Expenses	(15,157)	(17,454)	(16,451)	(48,465)	(45,426)

Operating income	20,440	15,365	5,266	47,613	19,446

Other income (expense), net	1,411	3,332	(134)	637	(5,839)

Income before income taxes	21,851	18,697	5,132	48,250	13,607

Income tax provision	(2,054)	(3,508)	(333)	(3,783)	(2,814)

Net income	19,797	15,189	4,799	44,467	10,793

Net income attributable to noncontrolling interests	(6,792)	(4,524)	(798)	(14,899)	(3,048)

Net income attributable to Photronics, Inc. shareholders	$13,005	$10,665	$4,001	$29,568	$7,745

Earnings per share:

Basic	$0.19	$0.15	$0.06	$0.43	$0.11

Diluted	$0.18	$0.15	$0.06	$0.41	$0.11

Weighted-average number of common shares outstanding:

Basic	69,374	69,293	68,525	69,141	68,376

Diluted	75,258	75,190	69,380	75,121	69,311